Exhibit 10.2

Doug W. Cannaday
 Box 685, 440 -10816 Macleod Trail S.E.
Calgary, Alberta, Canada T2J SN8

Cellular (403) 617-3451
Fax: (403) 201-8971
Email: dougcannaday@hotmail.com
Email: dougcannaday@shaw.ca

October 29, 2004

Via email to sanjose@shaw.ca

KOKO Petroleum Inc.
P.O. Box 929
Penticton, B.C. V2A 6J9

Attention:	Ted Kozub
Chief Executive Officer

Dear Ted:

Re:	Golden Prairie Prospect
Saskatchewan - Canada

Further to our telephone introduction today with Bob Hodgkinson, I provide the following information in respect of KOKO's participation in the Golden Prairie Prospect:

  FYI - I have known Bob Hodgkinson since the late 1970's.

  At the invitation of Bob Hodgkinson, I became a director of Dejour Enterprises Ltd. ("Dejour") during July, 2004.

  I am familiar with the Golden Prairie Prospect ("GPP") details.

  Presently GPP is contracted in the name of Hodgkinson Equities Corporation ("Hodgkinson"), however, I am advised that subject to regulatory approval, it is the intention of Hodgkinson to transfer a portion or an of its interest to Dejour with the exception of KOKO's portion.

  The originator and operator of GPP is Onefour Energy Ltd., Calgary ("Onefour"). GPP was identified as a result of a Geochemical Survey conducted by Sky Hunter Technologies Inc. Subsequently, Sky Hunter became a large and important shareholder in Onefour. The 10 of 16 well location was identified as a result of geologic study, acquisition of existing 2D seismic data and the conduct and interpretation of additional seismic data.

  By Agreement dated October 15, 2004, Hodgkinson entered an agreement with Onefour to develop GPP.

  KOKO has agreed to participate with Hodgkinson/Dejour in GPP by paying 10% or 13.32% of specified costs together with other amounts detailed herein, to earn a 10% interest as further defined, subject to a back-in by Hodgkinson/Dejour, AFTER PAYOUT, for each well drilled, thereafter reducing KOKO's earned interest to 8%.

  KOKO shall initially pay to Hodgkinson a sum of $51,000 Cdn. representing:

    reimbursement of expenses incurred by Onefour and Hodgkinson to develop GPP and define an initial drilling location, inc1uding drafting of agreements; and,

    KOKO's estimated share of D & A costs; as follows:

	Gross Costs	KOKO's %	Net Costs

Seismic	$65,000	10%	$6,500
2D Seismic Consu1.	$5,000	50%	$2,500
Performance Bond	$25,000	10%	$2,500
D&A	$250,000	13.32%	$33,300
Prospect Fee/Legal	$6,200	100%	$2,000

Total			$51,000 Cdn.

  KOKO agrees to pay 13.32% of the costs and participate as to 13.32% in the drilling and casing (or abandonment) of a well at LSD 10 SEC. 16 TWP. 15 RGE. 29 W3M ("the Test Well") to earn 10% of the interest to be earned by Onefour for the drilling of the Farmout Well under the terms of the Anadarko Seismic Option Agreement detailed in Schedule "A". The gross drilling and casing (or abandonment) costs for the Test Well are anticipated to be approximately $250,000, subject to a formal Authority For Expenditure ("AFE"). KOKO agrees to pay 10% of completion and tie-in costs.

  Upon Hodgkinson's receipt of KOKO's funds requested in the amount of $51,000 Cdn. ($42,201.08 USD), Hodgkinson shall hold in trust for the benefit of KOKO, the amount of $33,300 pursuant to KOKO's portion of the estimated AFE amount to drill the Test Well. All remainder funds received by Hodgkinson shall be as reimbursement or payment for amounts paid or fees earned. The $33,300 amount representing the D & A costs for the 10 of 16 well shall be delivered to Onefour upon approval of an AFE.

  Be advised that Hodgkinson/Dejour has retained Charles Dove (Geophysicist) of Dove & Kay Exploration Ltd., Calgary, to review the seismic data of Onefour. Briefly, Onefour acquired one existing east-west line and conducted roughly ten (10) additional kilometers of 2D seismic to evaluate GPP. We asked Charles Dove to review on our behalf the existing data and have confirmation from Charles that there exists a "seismic feature" in Section 15, TWP. 15 Rge 29 W3M.

  KOKO will have the option to participate with Hodgkinson/Dejour in additional development of GPP by paying 13.32% of Onefour's share of drilling and casing (or abandonment) costs, etc. to earn a 10% BEFORE PAYOUT INTEREST and 8% AFTER PAYOUT INTEREST. This option applies to both the Anadarko Farmout as well as the Onefour Farmout, as indicated on the Term Sheet attached hereto as Schedule "A".

  Depending upon an election by Anadarko, it is possible the interest of KOKO in respect of the Anadarko land may be reduced by 50%, however, the Anadarko royalty would be eliminated.

  It is understood and agreed that KOKO's access to Onefour and/or its principals shall at all times be exclusively through Hodgkinson/Dejour unless mutually agreed otherwise.

  If this is your understanding of the agreement reached between the parties, please so acknowledge by signing and returning one copy of this letter.

Very truly yours,

Doug W. Cannaday

Attachment -- Schedule "A" (Term Sheet)

cc:     Robert L. Hodgkinson (via email)

AGREED TO AND ACKNOWLEDGED THIS 1 day of November, 2004.

KOKO Petroleum Inc.	Hodgkinson Equities Corporation

/s/ Ted Kozub	/s/ Robert L. Hodgkinson
Ted Kozub, CEO	Robert L. Hodgkinson, President